EXHIBIT 99.7


         AGREEMENT (this "Agreement"), dated as of April 5, 2006, is by and among INFOGRAMES ENTERTAINMENT S.A., a French corporation ("IESA"), ATARI INTERACTIVE, INC., a Delaware corporation ("Interactive") and, CALIFORNIA U.S. HOLDINGS, INC. a California corporation (the "Company").

                                   WITNESSETH

         WHEREAS, IESA is the parent company of the ATARI group and holds directly 7,010,663 ordinary shares of common stock of Atari, Inc., a Delaware corporation listed on NASDAQ; and

         WHEREAS, the Company and Interactive are wholly-owned subsidiaries of IESA and hold, respectively, 60,251,784 and 2,000,000 ordinary shares of common stock of Atari, Inc.; and

         WHEREAS, in connection with the undertaking by the Company to pledge 7,000,000 ordinary shares of common stock of Atari, Inc. for the benefit of certain creditors of IESA, Interactive wishes to transfer to IESA its entire equity interest in Atari, Inc. and IESA wishes to subsequently transfer to the Company its entire equity interest in Atari, Inc.;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                1.  Transfer of Shares by Interactive.

                    (a) Interactive hereby transfers to IESA free of liens and encumbrances 2,000,000 ordinary shares of common stock of Atari, Inc., having a market value of USD1,280,000 as of March 31, 2006 based on the closing price of Atari, Inc. common stock of USD0.64 per share on the NASDAQ National Market on that date (the "Interactive Shares");

                    (b) Interactive hereby acknowledges and agrees that IESA made a loan to Interactive (the "Interactive Loan") of which to USD103,701,844 in principal amount was outstanding as of December 31, 2005 and that, upon delivery of the Interactive Shares, IESA shall be entitled to set off and, therefore, reduce the principal amount owing on the Interactive Loan, in an amount of USD1,280,000.

                2.  Transfer of Shares by IESA.

                    (a) Subject to the delivery by Interactive of the Interactive Shares, IESA hereby transfers to the Company free of liens and encumbrances 9,010,663 ordinary shares of common stock of Atari, Inc., having a market value of USD5,766,824.32 as of March 31, 2006 based on the closing price for Atari, Inc. stock of USD0.64 per share on the NASDAQ National Market on that date (together with the Interactive Shares, the "IESA Shares");

                    (b) IESA hereby acknowledges and agrees that the Company made a loan to IESA (the "IESA Loan") of which USD18,134,699 in principal amount was outstanding as of December 31, 2005 and that, upon delivery of the IESA Shares, the Company shall be entitled to set off and, therefore, reduce the IESA Loan, by the amount of USD5,766,824.32.

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                    (c) Consequently, as of the date hereof and upon execution of this Agreement, the Company shall hold directly 69,262,447 ordinary shares of common stock of Atari, Inc.

                    (d) The parties agree to take such further actions and execute such further documents, if any, as may be reasonably required for an effective transfer of the IESA Shares.

                3.  General Provisions.

                    (a) This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

                    (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein without giving effect to the principles of conflict of laws.

                    (c) The provisions of this Agreement may not be waived, modified or amended without the written consent of each of the parties hereto.

                    (d) This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page to the Agreement by telecopy shall be effective as delivery of an original executed counterpart of this Agreement.

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                IN WITNESS WHEREOF, the parties have duly executed this
Agreement on the date first written above.

                                        INFOGRAMES ENTERTAINMENT S.A.


                                        By: /s/ Bruno Bonnell
                                           -------------------------
                                           Name: Bruno Bonnell
                                           Title: Chief Executive Officer


                                        CALIFORNIA U.S. HOLDINGS, INC.


                                        By: /s/ Frederic Chesnais
                                           -------------------------
                                           Name: Frederic Chesnais
                                           Title: Chief Finance Officer


                                        INFOGRAMES INTERACTIVE, INC.


                                        By: /s/ Thomas Schmider
                                           -------------------------
                                           Name: Thomas Schmider
                                           Title: